Exhibit 23.4

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our name and work related to the Bronco Prospect in Next Bridge Hydrocarbons, Inc.’s registration statement on Form S-1 and in the Prospectus included and related thereto, as may be amended from time to time,.

MICHAEL ZEBROWSKI CONSULTING LLC

By:	/s/ Michael Zebrowski
Name: Michael Zebrowski
Its: Manager
December 1, 2023